Exhibit 99.1

Chemung Financial Corporation One Chemung Canal Plaza Elmira, New York 14901

For Immediate Release:	Contact:
January 25, 2021	Scott T. Heffner
Vice President
Director of Marketing
stheffner@chemungcanal.com

Chemung Financial Corporation Elects New Director

ELMIRA, N.Y., (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) today announced that its Board of Directors elected Raimundo C. Archibold, Jr., CFA to its Board on January 20, 2021. Mr. Archibold will stand for shareholder election at the Annual Meeting of Shareholders in June of 2021. All Directors of Chemung Financial Corporation also serve on the Board of its principal subsidiary, Chemung Canal Trust Company.

“On behalf of Chemung Financial Corporation, I am very excited to welcome Mr. Archibold to our Board of Directors,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company. “Mr. Archibold’s deep experience as a financial executive will provide immediate and impactful leadership to our company. He will be a great fit for our Board of Directors, and I look forward to his contributions to our organization,” Tomson added.

Mr. Archibold, of New York, NY, currently serves as the Managing Director of the Schwartz Heslin Group, Inc., a firm located in Albany, NY that specializes in a blend of management consulting and investment banking. A graduate of the University of Dayton and Pace University, Mr. Archibold currently serves on the boards of the Capital District YMCA, The Daily Gazette, Proctors and the Albany Medical Center. He has also served on the Advisory Board of Chemung Canal Trust Company’s Capital Bank Division since 2018.

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Chemung Financial Corporation is a $2.3 billion financial services holding company headquartered in Elmira, New York and operates 30 banking offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Category: Financial

Source: Chemung Financial Corp